CODE OF ETHICS

As of December 2015

Table of Contents

1	INTRODUCTION	3
2	PERSONAL SECURITIES TRADING	4
2.1.	Overview	4
2.2.	Reportable Accounts	4
2.3.	Reportable Funds	5
2.4.	Reportable Securities	5
2.5.	Reporting Requirements	5
2.6.	Reporting Logistics	7
2.7.	Prohibited Trading Practices	7
2.8.	Pre-Clearance Requirements	7
2.9.	Accounts Managed by the Firm	8
2.10.	Compliance Review of Reports/Statements	8
2.11.	Violations of this Policy	8
3	SOCIAL MEDIA POLICY	9
3.1.	Overview	9
3.2.	Adhere to Code of Ethics	9
3.3.	Share Information Carefully	9
3.4.	Guidelines for LinkedIn	10
3.5.	Communication via Social Media	10
4	CONFLICTS OF INTEREST	10
5	ACTING AS A FIDUCIARY	11
6	THEFT	11
7	CONVICTION OF CRIMINAL ACTIVITY	11
8	AWARENESS OF ILLEGAL OR HARMFUL ACTIVITIES	12
9	CONFIDENTIALITY	12
10	PRIVACY OF CLIENTS	12
11	INSIDER TRADING / NON-PUBLIC INFORMATION / EXPERT NETWORKS	13
12	SPREADING FALSE OR MISLEADING INFORMATION	13
13	POLITICAL CONTRIBUTIONS	14
14	RECORDKEEPING	14
15	ANTI-TRUST	14
16	REPORTING VIOLATIONS	14
17	CERTIFICATION	15
18	DEFINITIONS	15

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1.	INTRODUCTION

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires each investment adviser registered with the Securities and Exchange Commission (“SEC) to adopt a code of ethics that sets forth a standard of business conduct required and expected of all its supervised persons. Rule 17j-1 under the Investment Company Act of 1940 also requires advisers to registered investment companies to adopt written codes of ethics.  As a registered investment adviser, as well as the adviser to mutual funds ( “Fund” or “Funds”), SCM has adopted this Code of Ethics (“Code”) in accordance with these rules.

SCM values and maintains high standards for ethical conduct, premised on the principles of openness, integrity, honesty and trust.  All supervised persons of the Firm are expected to meet the principles and ideals set forth in this Code of Ethics.  The Firm has an obligation to comply with federal securities laws, as well as a fiduciary obligation to its clients.  As such, all employees are expected to meet not only the requirements of the law, but also the ethical ideals of SCM.

All employees of the Firm are considered to be ‘supervised persons’ and are therefore subject to the Code with regard to their employment with SCM, as well as their affiliation with the Trust for Professional Managers (“TPM” or “Trust”) and 360 Funds, as the sponsors for the Funds.

In addition, certain individuals who work for SCM on a temporary or consulting basis are subject to the Code.  This does not apply to some third parties that SCM engages on a contract basis (e.g., auditors, compliance consultants).  The Firm believes that the confidentiality statements included within the agreements with these third parties is sufficient to protect the confidential information of the Firm and its clients.

SCM claims compliance with the CFA Institute Asset Manager Code of Professional Conduct. This claim has not been verified by the CFA Institute.

Rule 17j-1 prohibits fraudulent activities by affiliated persons of the Firm, the Trust, 360 Funds, or a Fund Organization. Specifically, it is unlawful for any of these persons to:
▪	Employ any device, scheme or artifice to defraud the Fund or the Firm
▪	Make any untrue statement of a material fact to the Fund or the Firm or omit to state a material fact necessary in order to make the statements made to the Fund or the Firm, in light of the circumstances under which they are made, not misleading
▪	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund or the Firm
▪	Engage in any manipulative practice with respect to the Fund or the Firm

For certain key definitions of capitalized terms used herein, see the section titled, ‘Definitions’ at the end of this document.

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2.	PERSONAL SECURITIES TRADING

2.1.	Overview

The Advisers Act defines "Access Person" to mean any supervised persons of an investment adviser who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an Access Person.  At SCM, all employees are considered to be Access Persons and are each notified of their responsibilities as Access Persons at the time their employment begins.

This policy applies to the personal securities transactions of all employees of SCM.  For the purposes of this policy, “personal securities transactions” means:
▪	Securities transactions within an Employee’s investment account;
▪	Securities transactions within an investment account of an Employee’s “Immediate Family Member” residing in the same household (e.g., spouse, dependent child);
▪	Securities transactions in an investment account in which an Employee serves as a trustee, custodian, has power of attorney or indirect beneficial ownership, as well as any other account(s) over which the employee has trading authority or exercises similar influence (i.e., as treasurer or investment officer of a charitable organization or foundation, for family members, friends or investment clubs).

All employees are required to comply with the principles set forth in the Code regarding personal securities trading.  As a fiduciary to its clients, SCM has created this policy in an attempt to prevent employees from engaging in securities trading that could create conflicts of interest with Firm client accounts.

2.2.	Reportable Accounts

“Reportable Accounts” are accounts in which an Employee has the ability to trade “Reportable Securities” as defined in the next section.  Reportable Accounts may include, but are not limited to, the following types of accounts:
▪	Brokerage accounts
▪	401(k) plans
▪	Individual Retirement Accounts (IRAs)
▪	Any account for which the Employee serves as a trustee, custodian, has power of attorney, or can otherwise exert direct or indirect influence or “Control” over the account
▪	Accounts that hold mutual funds where SCM is the investment adviser or serves as a sub-adviser, or principal underwriter for the fund.
▪	Other similar types of accounts

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The following types of accounts would not be considered to be Reportable Accounts:
▪	529 plans
▪	Accounts that hold mutual funds held directly with an investment company that do not hold mutual funds advised, sub-advised or principally underwritten by SCM
▪	“Managed Accounts” or “Discretionary Accounts”

 A Managed Account or Discretionary Account is an investment account that is owned or Controlled by an individual investor who authorizes a financial advisor, professional money manager, or portfolio manager to select securities and execute trades within their account.  SCM recognizes that account owners may have the ability to exert influence over the securities selection in these accounts.  If an Employee directly or indirectly influences transactions in their managed/discretionary account, this account is considered to be a Reportable Account.

Employees are required to report shares of any mutual funds advised or sub-advised by SCM; however, pre-clearance of these proprietary funds is not required per the policy set forth below.

2.3.	Reportable Funds

“Reportable Funds” include all mutual funds where SCM acts as the investment adviser, sub-adviser, or principal underwriter for the fund (e.g., SCM’s affiliated mutual funds, funds affiliated with investment companies where SCM serves as the sub-adviser).

2.4.	Reportable Securities

SCM’s policy treats all securities as Reportable Securities, with the following exceptions:
▪	Direct obligations of the United States government
▪	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments
▪	Money market funds
▪	Other types of mutual funds, other than “Reportable Funds”
▪	A unit investment trust (UIT) if the UIT is invested exclusively in unaffiliated mutual funds.
▪	Transactions effected pursuant to an automatic investment plan, unless the transaction overrides the set schedule or allocations of the plan.

2.5.	Reporting Requirements

Every Employee must provide to SCM’s Chief Compliance Officer or a designee the following required reports:

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Initial Holdings Reports. No later than 10 days after the person becomes an Employee (which information must be current as of a date no more than 45 days prior to the date the person becomes an Employee):
1)	The title, number of shares and principal amount of each Reportable Security in which the Employee had any direct or indirect beneficial ownership when the person became an Employee;
2)	The name of any broker, dealer or bank with whom the Employee maintained an account in which any securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and
3)	The date that the report is submitted by the Employee.

Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, the following information with respect to any transaction during the quarter in a Reportable Security in which the Employee had any direct or indirect beneficial ownership:
▪	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;
▪	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
▪	The price of the Reportable Security at which the transaction was effected;
▪	The name of the broker, dealer or bank with or through which the transaction was effected; and
▪	The date that the report is submitted by the Employee.

With respect to any account established by the Employee in which any securities were held during the quarter for the direct or indirect benefit of the Employee:
▪	The name of the broker, dealer or bank with whom the Employee established the account;
▪	The date the account was established; and
▪	The date that the report is submitted by the Employee.

Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):
▪	The title, number of shares and principal amount of each Reportable Security in which the Employee had any direct or indirect beneficial ownership;
▪	The name of any broker, dealer or bank with whom the Employee maintains an account in which any securities are held for the direct or indirect benefit of the Employee; and
▪	The date that the report is submitted by the Employee.

In lieu of the reports listed above, Employees can provide duplicate account statements from their custodian(s) detailing all current securities holdings and transactions.

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2.6.	Reporting Logistics

Account statements for Reportable Accounts of Employees should be sent electronically from the custodian to the Firm’s third party reporting system whenever possible. If the custodian is unable to send statements electronically to the third party, the Employee is responsible for ensuring that duplicate statements are provided to the Chief Compliance Officer or a designee.

Employees must ensure that that their account information is being accurately reported and that the inventory of Reportable Accounts maintained by the system is current and complete.  Employees must promptly make updates within the system when new accounts are opened, existing accounts are closed, or other changes are made to an account such as the account name or number change.

2.7.	Prohibited Trading Practices

Employees are prohibited from directly or indirectly acquiring beneficial ownership in the following types of securities:
▪	Common stocks†
▪	Stock options†
▪	Non-investment grade corporate bonds and preferred stocks rated BB/Ba or below by Moody’s, S&P, and Fitch. If the rating falls below BBB/Baa after the “Security” is purchased, the employee is not required to sell it.
▪	Any Security in an “Initial Public Offering” (IPO)

The practice of "front-running" by Employees is strictly prohibited.  Front-running is an illegal activity involving the purchase or sale of securities with advanced knowledge of pending orders by the Firm which could affect the price of such securities.

†Note: Employees are not required to sell any current holdings in common stocks or stock options that were purchased prior to July 1, 2009 (the date this policy went into effect).  In addition, new Employees who commence employment at SCM with pre-existing holdings in these Security types are not required to sell them.  However, prior to selling “grandfathered” positions in these securities, pre-clearance must be obtained from the Chief Compliance Officer or a designee and the securities cannot be repurchased.

2.8.	Pre-Clearance Requirements

All Employees must obtain pre-clearance from the Chief Compliance Officer or a designee prior to executing a personal securities transaction as follows:
▪	Exchange-traded funds (ETFs) – purchases and sales
▪	Exchange-traded notes (ETNs) – purchases and sales
▪	Preferred stocks – purchases and sales (subject to the guidelines above)
▪	Corporate bonds – purchases and sales (subject to the guidelines above)

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▪	Common stocks – sales only (purchases are prohibited as outlined above)
▪	Stock options – sales only (purchases are prohibited as outlined above)
▪	“Limited Offerings” – purchases only

2.9.	Accounts Managed by the Firm

An Employee may have accounts which are managed by SCM as follows:
▪	Managed Account – An account managed by the Firm that holds a portfolio of equity securities managed in line with one of the Firm's products.
▪	Balanced Account – An account managed by the Firm that holds a portfolio of equity securities managed in line with one of the Firm's products and a fixed income portfolio managed per the account holder's guidelines.
▪	Custom Account – An account managed by the Firm for the benefit of employees, friends and family in which the investments in the account are not invested in a Firm product.

Managed Accounts of Employees are not subject to the reporting, prohibited trading practices, and pre-clearance rules set forth above so long as the equity portfolio of such accounts is managed in line with a Firm product on a continual and ongoing basis.

Balanced Accounts of Employees are not subject to the reporting, prohibited trading practices, and pre-clearance rules set forth above so long as the equity portfolio of such accounts is managed in line with a Firm product on a continual and ongoing basis; however, the fixed income portion of an Employees balanced account is subject to the prohibited trading practices set forth above which prohibit the purchase of individual corporate bonds that are not 'Investment grade' as defined above.

Custom Accounts of Employees are subject to the reporting, pre-clearance rules and prohibited trading practices set forth above, except when the Security is being removed from a Firm-managed product and the sale transaction in the custom account is executed and blocked (aggregated) along with the product trades.

2.10.	Compliance Review of Reports/Statements

The Chief Compliance Officer or a designee reviews transactions and holdings reports and/or brokerage statements for all Reportable Accounts. Transactions reported by Employees are reconciled against pre-clearance requests and Compliance approvals.  To ensure self-review does not occur, compliance personnel will not conduct assessments on documentation related their own Reportable Accounts.

2.11.	Violations of this Policy

Where an Employee discovers, after the fact, that he or she has executed a transaction in violation of these policies, the Employee shall promptly contact the Chief Compliance Officer. In the event that the transaction creates or has the potential to create a conflict with the interest of a SCM client, the Chief Compliance Officer shall take action to remedy the conflict and document such action in an appropriate manner.  Additional information on Code violations is included in the section below.

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3.	SOCIAL MEDIA POLICY

3.1.	Overview

This policy applies to the use of Web-based social media by SCM employees.  It defines guidelines for employees to follow when utilizing technology for social networking (e.g., LinkedIn, Facebook), blogging (e.g., Blogger, Wordpress), microblogging (e.g., Twitter, Tumblr), and other forms of social media.  When using social media-related site, SCM requests that employees do not mention the Firm’s name anywhere (except on LinkedIn as mentioned below) on a ‘profile’ or in  any communications with other members of the social network.  SCM has a right to request an employee eliminate any reference to the Firm.

3.2.	Adhere to Code of Ethics

All employees should be cognizant that they are representing the Firm, even during non-business hours.  Employees should adhere to the Code in a public setting and when using social media. In addition, other relevant policies and procedures, including the Firm’s Insider Trading, Information Security and Privacy policies are applicable to both professional and personal activities online.

3.3.	Share Information Carefully

The Firm respects the free speech rights of all of its employees, but asks that employees remain aware that clients, colleagues and supervisors may have access to online content. Bear this in mind when publishing information online that can be seen by more than friends and family, and know that information originally intended just for friends and family can be forwarded on.

As a Firm representative, be mindful of how online conduct could impact the Firm.  When considering whether to post something in a blog or microblog or share it in a social networking community, adhere to the following guidelines:
▪	Never disclose non-public, confidential or other proprietary information of the Firm, its clients or anyone else.
▪	Refrain from posting items that could reflect negatively on SCM or otherwise embarrass the Firm. Do not engage in any conduct that would not be acceptable in the workplace.
▪	Show proper respect for people’s privacy and for topics that may be considered objectionable or inflammatory.

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▪	Respect the law, including those laws governing defamation, discrimination, harassment, intellectual property, copyright and fair use.
▪	Do not use the SCM logo, unless specifically authorized to do so.
▪	Do not reference SCM employees, clients, or vendors without their approval.
▪	Do not take public positions online that are counter to the Firm’s interests.
▪	Ensure that social networking conduct is consistent with the all policies contained in the SCM Employee Handbook, especially in the Business Ethics and Conduct, Conflicts of Interest, and Non-Disclosure sections of the Handbook.
▪	SCM has the right to monitor and review the social media activities of employees and will request employees to edit or remove anything that violates the Firm’s social media policy.

3.4.	Guidelines for LinkedIn

Since LinkedIn is typically used for business networking purposes, SCM permits employees to create and maintain profiles, which can include their past employment history and information about their current position at the Firm, including their title and job responsibilities.  Employees are asked to update this information promptly in the event of a material change and to adhere to restrictions on “Recommendations” and “Endorsements” as outlined in the Testimonials section of the Compliance Manual.

3.5.	Communication via Social Media

Employees are prohibited from sending business-related communications via any social media site, including LinkedIn’s email function.  All such communications must take place via the Firm’s email system so that they can be archived per the SEC’s recordkeeping requirements of Rule 204-2.

4.	CONFLICTS OF INTEREST

SCM expects its employees to avoid conducting personal business that conflicts with, or gives the appearance of conflicting with, the interests of the Firm or its clients. SCM considers a ‘conflict of interest’ to be any situation in which an employee’s own interests could interfere with his or her duties as a SCM employee.  The appearance of a conflict of interest is sometimes as damaging to the Firm as an actual conflict.  Employees should disclose all potential conflicts of interest to a direct supervisor, including situations in which he or she may be inadvertently placed. Detailed guidelines on accepting or offering items of value are outlined within the Firm’s policy on Gifts & Entertainment within the SCM Compliance Policies and Procedures Manual.

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5.	ACTING AS A FIDUCIARY

A “fiduciary” is a person to whom property or authority is given for the benefit of a third party. Acting as a trustee, executor of an estate, or legal guardian are common examples of a fiduciary relationship. SCM generally discourages employees from acting as a fiduciary because fiduciary duties:
▪	Can be time consuming
▪	May compete directly with similar services offered by SCM
▪	May put the employee or the Firm in a conflict of interest situation

SCM may allow employees to act as a fiduciary if the following conditions are met:
▪	The fiduciary relationship is with a family member or with a close friend whose friendship is independent of any business with SCM
▪	The employee has not manipulated a client to enter a fiduciary relationship (particularly with respect to bequests under wills or grants under trusts)

In addition, employees are not permitted to serve as the trustee of a trust comprised of client assets, unless the following conditions are met:
▪	The employee is appointed solely due to a family or personal relationship with the client
▪	If the employee is appointed due to a personal relationship with the client, is not the result of providing advisory services over many years to that client
▪	The employee obtained pre-approval from the Chief Compliance Officer or a designee prior to serving as trustee

Any employee who has a question about an existing or contemplated fiduciary relationship should consult with the Chief Compliance Officer of SCM.

6.	THEFT

SCM considers a person guilty of theft if it determines that the employee misappropriated property, financial assets, information and/or intellectual property belonging to the Firm, its clients, or other employees. Such thefts may be reported to the appropriate regulatory agency and law enforcement officials, regardless of the dollar amount involved.

7.	CONVICTION OF CRIMINAL ACTIVITY

SCM may terminate the employment of employees who are convicted of certain criminal activities. If an employee is arrested or is under investigation for charges involving dishonesty, breach of trust, or money laundering, SCM may suspend the person without pay until an investigation is completed.

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8.	AWARENESS OF ILLEGAL OR HARMFUL ACTIVITIES

If an employee believes that a co-worker has committed an illegal or dishonest act or an act that causes harm to people or property, it should be reported to a direct supervisor, the Chief Operating Officer, or the Chief Compliance Officer of the Firm immediately. Information provided will be held in the strictest confidence. Any employee who knows of such an act but does not report it may be considered an accessory or an abettor. There will be no retaliation from SCM or any of its employees against a person who presents in good faith what he or she believes to be evidence of an illegal, harmful, or dishonest act committed by another SCM employee.

9.	CONFIDENTIALITY

Employees are entrusted with and have access to equipment, systems, information and/or intellectual property related to SCM’s business and its clients, all of which are highly valuable assets of the Firm. Examples of items that must be treated as confidential include, but are not limited to: business systems; access to systems; information about clients, vendors, and employment relationships; products; research materials; trading data; client accounts (including employee accounts); policies and procedures; and corporate decisions and future business plans.

The Firm considers all information regarding its business and clients that is not generally known to the public or to competitors to be confidential and trade secrets (“confidential information”). This confidential information is a valuable asset of the Firm, and protection of this asset is important to maintaining a competitive position in the investment advisory community. It is the responsibility of each employee to maintain the confidentiality of all such information both during and after employment.

When in doubt as to the confidentiality or proprietary nature of resources or to report a privacy incident, where non-public information is handled in an unsecured manner, or shared, intentionally or unintentionally, with an unauthorized party, employees should consult the Chief Compliance Officer.

10.	PRIVACY OF CLIENTS

Employees must maintain confidentiality when sharing clients’ personal financial information within SCM or with contracted outside service providers or vendors.

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To protect client privacy, employees should read and understand the Firm’s Privacy Policy. It explains the safeguarding, collecting, and sharing of clients’ non-public personal information, and the circumstances under which this information may be used or shared.
Whenever possible, employees will verify the authority/identity of those seeking access to confidential non-public information about the Firm and/or its clients.

11.	INSIDER TRADING / NON-PUBLIC INFORMATION / EXPERT NETWORKS

During the course of work, employees may have access to information about SCM, its employees, its clients, or the companies with which it does business or invests that could influence an investor’s decisions. Employees are prohibited from acting upon or otherwise misusing non-public or inside information.  Until it is made public, non-public or inside information may not be used for personal gain, nor may employees “tip” others to make investments based on the information. Employees should be very careful when investing in or discussing the Firm, its clients, or the companies with which it does business so that these activities won’t be perceived as insider trading or facilitating the insider trading activities of others. The penalties for insider trading can include imprisonment and/or fines.

SCM utilizes research (via research reports, calls, meetings, etc.) to obtain independent insight as it relates to a particular industry, sector or company.  Organizations that provide this information are referred to as ‘expert networks’.  The use of ‘expert networks’, or information networks in general, is an important part of obtaining information for the investment research process.  SCM prohibits employees from exchanging material non-public information while communicating within the network.

Any employee who has reason to believe that he or she has access to material and non‑public corporate information shall promptly report the acquisition of that information in writing to his or her supervisor.  Portfolio Managers and Analysts are required to complete an attestation, on an annual basis, acknowledging they understand and abide by the policy relating to the use of non-public information and ‘expert networks.’

12.	SPREADING FALSE OR MISLEADING INFORMATION

The intentional creation or spreading of false or misleading information designed to manipulate securities prices, otherwise known as ‘rumor-mongering,’ is strictly prohibited at SCM. The Firm’s procedures have been reasonably designed to prevent employee rumor-mongering practices.

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13.	POLITICAL CONTRIBUTIONS

In accordance with Rule 206(4)-5, Political Contributions by Certain Investment Advisers, SCM has defined policies and associated restrictions on political contributions.  Please refer to the SCM Compliance Policies and Procedures Manual section titled, “Political Contributions” for more details.

14.	RECORDKEEPING

All records shall be maintained in accordance with Rules 204-2 (a)(12) under the Advisers Act and Rule 17j-1(f) under the Investment Company Act.  Employees are obligated to assist SCM in maintaining complete and accurate records. Employees may not structure accounts or other corporate records so as to avoid reporting or signing authority requirements, nor may they misrepresent a transaction to make it appear more beneficial to the Firm than it really is. Falsifying or misrepresenting any Firm records or attempting to remove records from SCM’s premises is considered to be the equivalent of fraud.

SCM maintains copies of all reports required by the Funds’ Board.  All records can be made available to the SEC or representatives of the Commission at any time.

15.	ANTI-TRUST

Employees must avoid any form of agreement or understanding with employees of competing investment advisory firms. The Firm discourages discussions about SCM’s products, services, fees, and business plans because such discussions could be construed in certain circumstances to be agreements or conspiracies to fix or establish prices, or otherwise restrain competition in violation of state and federal anti-trust laws. Such discussions may also contravene other Firm policies, such as the policy against disclosure of proprietary information.

16.	REPORTING VIOLATIONS

SCM, as an SEC-registered investment adviser, and as the adviser to mutual funds, uses reasonable diligence and institutes procedures reasonably necessary to prevent violations of the Code.  Employees of the Firm are expected to report any suspected or actual violations of the Code promptly to the Chief Compliance Officer.  All suspected violations will be investigated, resolved, and recorded, as necessary in conjunction with the Chief Operating Officer.

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SCM will report all violations of the Code to the TPM Chief Compliance Officer on a quarterly basis.  In addition, the Firm is required to report to the TPM Board of Trustees and the Trustees of the 360 Funds any material violations of the Code.  No less than annually, the Firm will furnish to the TPM Board of Trustees and the Board of Trustees for 360 Funds a written report that covers the following:
▪	Any issues arising under the Code of Ethics or procedures since the last report to Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations
▪	A certification that SCM has adopted procedures reasonably necessary to prevent employees from violating the Code

Disciplinary action resulting from violations of the Code will be addressed by the Chief Operating Officer. Violations of the Code may result in varying levels of reprimand and sanctions may include verbal warnings, written reprimands, monetary fines and other responses, up to and including, termination of employment.  SCM reserves the right to address Code violations in the best interests of the Firm regardless of the number of violations incurred by the employee.  Monetary fines will be contributed to charity.  Violations of the Code will be documented and will remain in Compliance books and records and Human Resources files as applicable.

Outside of violations of the Code, if an employee has an issue or concern related to the Code, he or she should discuss them with a direct supervisor. If a supervisor is unavailable, or if, for any reason, the employee feels uncomfortable discussing the Code with a supervisor, he or she should speak with either the Chief Compliance Officer or the Chief Operating Officer.  Supervisors should immediately report all issues or concerns related to the Code as it pertains to the employees that he or she supervises to either the Chief Compliance Officer or the Chief Operating Officer.

17.	CERTIFICATION

As part of their employment with SCM, all supervised persons are required to read and certify compliance with the Code of Ethics at the commencement of their employment, on an annual basis, and each time a new version of the Code is issued.  Supervised persons are also required to report any violations to the Chief Compliance Officer immediately.

18.	DEFINITIONS

Access Person
(i) any director, officer, general partner or Advisory Person of a Fund or of a Fund's investment adviser; (ii) any supervised person of an investment adviser to TPM and 360 Funds who has access to nonpublic information regarding the portfolio holdings of any series of TPM or 360 Funds (a “Fund”), or who is involved in making securities recommendations for a Fund, (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities; and (iv) all employees who are in a position to exploit information about client securities transactions or holdings.  Note: At SCM, all employees are considered to be Access Persons.

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Advisory Person
(i) any employee of the Fund or of a Fund’s investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Fund or an investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

Control
The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Fund
SCM’s affiliated mutual funds, each a series of the Trust or 360 Funds.

Immediate Family Member
Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship).  If the immediate family member resides in the same household as the employee, they are subject to the Firm’s personal securities trading reporting requirements.

Initial Public Offering (IPO)
An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offerings
An offering that is exempt from registration under the Securities Act of 1933 (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

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Managed Account / Discretionary Account
An investment account that is owned or controlled by an individual investor who authorizes a financial advisor, professional money manager, or portfolio manager to select securities and execute trades within their account.  SCM recognizes that account owners may have the ability to exert influence over the securities selection in these accounts.

Reportable Accounts
Accounts in which an Employee has the ability to trade Reportable Securities (e.g., brokerage accounts, 401K plans, etc.).

Reportable Securities
All securities are Reportable Securities, with following exceptions:
▪	Direct obligations of the United States government
▪	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments
▪	Money market funds
▪	Other types of mutual funds, other than “Reportable Funds”
▪	A unit investment trust (UIT) if the UIT is invested exclusively in unaffiliated mutual funds.
▪	Transactions effected pursuant to an automatic investment plan, unless the transaction overrides the set schedule or allocations of the plan.

Reportable Fund
Includes, for a particular employee, any registered investment company, including a Fund, for which the investment adviser with whom the employee is associated, if any, (the “Associated Adviser”) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

Security
Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, reorganization certificate or subscription, transferable share, shares of exchange-traded funds (“ETFs”), investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Snow Capital Management L.P.	Page 17	Revised October 2015